Exhibit 99.1

TFF Pharmaceuticals Appoints Catherine Lee, J.D. to Board of Directors

FORT WORTH, Texas, Nov. 30, 2023 -- TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today announced that Catherine Lee, J.D. has been appointed to its Board of Directors.

“We are pleased to announce the appointment of Catherine Lee to our Board of Directors,” said Harlan Weisman, M.D., Chief Executive Officer of TFF Pharmaceuticals. “Cathy brings an extensive track record of accomplishment within the life sciences sector, serving as the General Counsel and Corporate Secretary for multiple companies and advising them on key growth initiatives and strategic transactions. As TFF Pharmaceuticals continues to advance its two clinical programs, Cathy’s presence on our Board will help shape our decision-making, both with respect to product development, strategic and operational planning, and potential partnership opportunities.

“I am pleased to be joining the Board of TFF Pharmaceuticals at such an exciting time in the company’s history,” said Ms. Lee. “With the upcoming data readouts for its Phase 2 programs and a technology platform that continues to gain recognition among industry, government, and academia, TFF Pharmaceuticals is poised to enter a new phase of growth, and I look forward to working with Harlan and the other Board members to help advance the company’s strategic initiatives.”

With over 25+ years of legal and business experience, Ms. Lee is a strategic thought partner to executive teams, supporting both private and public emerging growth organizations.

Ms. Lee currently advises Neogene Therapeutics, Inc., a private cell therapy company that was acquired by AstraZeneca in January 2023, on a variety of legal matters. From February 2022 to September 2023, she served as Neogene’s General Counsel, where she helped lead Neogene’s acquisition by AstraZeneca for up to $320MM. Prior to Neogene, Cathy served as Executive Vice President, General Counsel and Corporate Secretary of Metacrine, Inc, where she effected the $85MM initial public offering of the company and built the legal, corporate governance and compliance infrastructure to support its transition from a private to publicly traded company. Prior to Metacrine, Cathy served as Senior Vice President, General Counsel of Omniome where she negotiated and completed a $60MM Series C financing and prepared the company for commercial launch, advised on IP strategy and potential litigation considerations, secured licenses, manufacturing and supply arrangements and supported a 50% growth of the company’s work force. Prior to Omniome, Cathy served as Senior Vice President, General Counsel and Corporate Secretary with Senomyx, Inc., where she successfully led the company and its board through a proxy contest, and eventually helped lead the company’s acquisition by Firmenich.

Cathy began her career at Morrison & Foerster, LLP and Brobeck, Phleger & Harrison before transitioning into her in-house counsel roles. She received her J.D. from the University of Illinois, College of Law and her B.A. in International Relations and Economics, magna cum laude, from the American University, School of International Service.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including, plans for releasing initial clinical data by the end of 2023 and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to release initial clinical data for TFF VORI and TFF TAC by the end of 2023 or, if it is able to do so, that such clinical data will be positive, (ii) the risk that the Company’s preclinical and IND enabling studies of the dry powder formulation of the universal influenza vaccine may not be successful, (iii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iv) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, and (iv) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Source: TFF Pharmaceuticals, Inc.